Pricing Supplement dated May 5, 2026 to the Product Supplement MLN-EI-1 dated February 26, 2025, Underlier Supplement dated February 26, 2025 and Prospectus Dated February 26, 2025	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-283969

The Toronto-Dominion Bank
$1,000,000
Autocallable Contingent Interest Buffer Notes with Memory Interest Linked to the Least Performing of the MSCI® Emerging
Markets IndexSM and the S&P 500® Index Due May 21, 2027
Senior Debt Securities, Series H

General
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The Notes are designed for investors who (i) wish to receive a Contingent Interest Payment (as defined below), plus any previously unpaid Contingent Interest Payments, if on any Review Date the Closing Level of each Reference Asset (as defined below) is greater than or equal to its Buffer Level (as defined below), (ii) are willing to accept the risk of losing some or all of their Principal Amount and of not receiving any Contingent Interest Payments over the term of the Notes and (iii) are willing to forgo fixed interest and dividend payments. Contingent Interest Payments should not be viewed as periodic interest payments. Investors will be exposed to the market risk of each Reference Asset and any decline in the level of one Reference Asset may negatively affect their return on the Notes and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other Reference Asset.

•
The Notes will be automatically called prior to the Maturity Date if the Closing Level of each Reference Asset is greater than or equal to its Initial Level on any Review Date other than the Final Review Date. If the Notes are not automatically called and the Closing Level of any Reference Asset on the Final Review Date (its “Final Level”) is less than its Initial Level by more than 15.00%, investors will lose approximately 1.1765% of the Principal Amount of the Notes for each 1% decrease from the Initial Level to the Final Level of the Least Performing Reference Asset of more than 15.00% and may lose the entire Principal Amount.

•	Any payments on the Notes, including any repayment of principal, are subject to our credit risk.
Key Terms
Issuer:	The Toronto-Dominion Bank (“TD”)
Reference Assets:	The MSCI® Emerging Markets IndexSM (Bloomberg ticker: MXEF, “MXEF”) and the S&P 500® Index (Bloomberg ticker: SPX, “SPX”)
Principal Amount:	$1,000 per Note, subject to a minimum investment of $10,000 and integral multiples of $1,000 in excess thereof.
Term:	Approximately 54 weeks, subject to an automatic call.
Pricing Date:	May 5, 2026
Issue Date:	May 8, 2026, which is the third DTC settlement day following the Pricing Date. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
Maturity Date:	May 21, 2027, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplement.
Call Feature:
If the Closing Level of each Reference Asset on any Review Date other than the Final Review Date is greater than or equal to its Initial Level, we will automatically call the Notes and, on the applicable Call Payment Date, we will pay you a cash payment equal to the Principal Amount, plus the Contingent Interest Payment otherwise due and any previously unpaid Contingent Interest Payments with respect to any previous Review Dates pursuant to the Memory Interest Feature. No further amounts will be owed to you under the Notes.

Call Payment Date:	If the Notes are subject to an automatic call, the Call Payment Date will be the Contingent Interest Payment Date immediately following the relevant Review Date.
Review Dates:
August 18, 2026, November 17, 2026, February 16, 2027 and May 18, 2027 (the “Final Review Date”). Each Review Date is subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplement.

Contingent Interest Payment Feature:
If the Closing Level of each Reference Asset on any Review Date is greater than or equal to its Buffer Level, a Contingent Interest Payment, plus any previously unpaid Contingent Interest Payments with respect to any previous Review Dates pursuant to the Memory Interest Feature, will be paid to you on the corresponding Contingent Interest Payment Date. Contingent Interest Payments on the Notes are not guaranteed. You will not receive the Contingent Interest Payment with respect to a Review Date on the corresponding Contingent Interest Payment Date if the Closing Level of any Reference Asset on such Review Date is less than its Buffer Level. Any Contingent Interest Payment due on a Note will be paid to the registered holder of such Note, as determined on the record date, which will be the Business Day preceding the relevant Contingent Interest Payment Date. All amounts used in or resulting from any calculation relating to a Contingent Interest Payment will be rounded upward or downward as appropriate, to the nearest tenth of a cent.

Memory Interest Feature:
If a Contingent Interest Payment is not made on a Contingent Interest Payment Date (other than the Maturity Date) because the Closing Level of any Reference Asset is less than its Buffer Level on the related Review Date, such Contingent Interest Payment will be made on a later Contingent Interest Payment Date if the Closing Level of each Reference Asset on any subsequent Review Date is greater than or equal to its Buffer Level on the relevant Review Date. For the avoidance of doubt, once a previously unpaid Contingent Interest Payment has been made on a later Contingent Interest Payment Date, it will not be made again on any subsequent Contingent Interest Payment Date. If the Closing Level of any Reference Asset is less than its Buffer Level on each of the Review Dates, you will receive no Contingent Interest Payments during the term of, and will not receive a positive return on, the Notes.

Contingent Interest Payment:	$29.25 per $1,000 Principal Amount of the Notes, if payable.
Contingent Interest Payment Dates:
With respect to each Review Date, the third Business Day following the related Review Date, with the exception that the final Contingent Interest Payment Date will be the Maturity Date, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplement or, if such day is not a Business Day, the next following Business Day.

Payment at Maturity (if not called):
If the Notes are not automatically called, on the Maturity Date, in addition to any Contingent Interest Payment otherwise due, we will pay a cash payment, if anything, per Note equal to:
•     If the Final Level of each Reference Asset is greater than or equal to its Buffer Level: The Principal Amount of $1,000.
•     If the Final Level of any Reference Asset is less than its Buffer Level: $1,000 + [$1,000 × ( Least Performing Percentage Change + Buffer Amount) × Downside Leverage Factor].
If the Notes are not automatically called and the Final Level of any Reference Asset is less than its Buffer Level, you will receive less than the Principal Amount of the Notes at maturity and may lose some or all of your investment in the Notes. Specifically, you will lose approximately 1.1765% of the Principal Amount of the Notes for each 1% decrease from the Initial Level to the Final Level of the Least Performing Reference Asset of more than 15.00%, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk. All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward as appropriate, to the nearest cent.

Buffer Amount:	15.00%, which is equal to the amount, expressed in percentage terms, by which the Buffer Level is less than the Initial Level.
Downside Leverage Factor:	The quotient of 1 / (1 – Buffer Amount), which is equal to approximately 1.1765
Percentage Change:	For each Reference Asset, the quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change as compared to the Percentage Change of any other Reference Asset.
Least Performing Percentage Change:	The Percentage Change of the Least Performing Reference Asset.
Initial Level:	With respect to MXEF: 1,648.36 With respect to SPX: 7,259.22 In each case, the Closing Level of each Reference Asset on the Pricing Date, as determined by the Calculation Agent.
Final Level:	For each Reference Asset, the Closing Level of such Reference Asset on the Final Review Date, as determined by the Calculation Agent.
Buffer Level:	With respect to MXEF: 1,401.106 (85.00% of its Initial Level). With respect to SPX: 6,170.337 (85.00% of its Initial Level). Each Buffer Level is determined by the Calculation Agent.
CUSIP / ISIN:	89115LV96 / US89115LV961
The estimated value of your Notes at the time the terms of your Notes were set on the Pricing Date was $977.10 per Note, as discussed further under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page P-7 and “Additional Information Regarding the Estimated Value of the Notes” on page P-23 of this pricing supplement. The estimated value is less than the public offering price of the Notes.
The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-3 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-7 of the product supplement MLN-EI-1 dated February 26, 2025 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”). Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product supplement, the underlier supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Public Offering Price[1]	Underwriting Discount[12]	Proceeds to TD2
Per Note	$1,000.00	$10.00	$990.00
Total	$1,000,000.00	$10,000.00	$990,000.00
[1]	The public offering price for investors purchasing the Notes in fiduciary accounts may have been as low as $990.00 (99.00%) per Note.
[2]
TD Securities (USA) LLC (“TDS” or the “Agent”) will receive a commission of $10.00 per Note sold in this offering. J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes and, from the commission to TDS, will receive a placement fee of $10.00 for each Note they sell in this offering to accounts other than fiduciary accounts. TDS and the placement agents will forgo a commission and placement fee for sales to fiduciary accounts. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement for additional information.

The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

TD SECURITIES (USA) LLC	P-1

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product supplement MLN-EI-1 (the “product supplement”) and the underlier supplement (the “underlier supplement”), relating to our Senior Debt Securities, Series H, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product supplement; third, the underlier supplement; and last, the prospectus. The Notes vary from the terms described in the product supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Additional Risk Factors” in this pricing supplement, “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000119312525036639/d931193d424b5.htm
◾	Underlier Supplement dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006121/ef20044458_424b3.htm
◾	Product Supplement MLN-EI-1 dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006123/ef20044459_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-2

Selected Purchase Considerations
•
Limited Return Potential — The return potential of the Notes is limited to any Contingent Interest Payments you may receive over the term of the Notes and you will not participate in any increase in the level of any Reference Asset. If you don’t receive any Contingent Interest Payments over the term of the Notes, you will not have a positive return on your investment.

•
Potential For Automatic Call — The Notes will be automatically called if the Closing Level of each Reference Asset is greater than or equal to its Initial Level on any Review Date other than the Final Review Date and are, therefore, subject to reinvestment risk. If the Notes are automatically called, on the Call Payment Date, you will receive a cash payment per Note equal to the Principal Amount, plus the Contingent Interest Payment otherwise due and any previously unpaid Contingent Interest Payments with respect to any previous Review Dates pursuant to the Memory Interest Feature.

•
Contingent Repayment of Principal, with Potential for Full Downside Exposure — If the Notes are not automatically called and the Final Level of each Reference Asset is greater than or equal to its Buffer Level, in addition to any Contingent Interest Payment otherwise due on the Maturity Date and any previously unpaid Contingent Interest Payments with respect to any previous Review Dates pursuant to the Memory Interest Feature, you will receive a cash payment per Note equal to the Principal Amount. If, however, the Notes are not automatically called and the Final Level of any Reference Asset is less than its Buffer Level, you will lose approximately 1.1765% of the Principal Amount of the Notes for each 1% that the Final Level of the Least Performing Reference Asset is less than its Initial Level in excess of the Buffer Amount, and because of the Downside Leverage Factor, may lose your entire investment in the Notes. You will be exposed to the market risk of each Reference Asset and any decline in the level of one Reference Asset may negatively affect your return on the Notes and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other Reference Asset. Any payments on the Notes, including any repayment of principal, are subject to our credit risk.

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Your investment will be exposed to a loss on a leveraged basis if the Final Level of the Least Performing Reference Asset is less than its Initial Level by more than the Buffer Amount. Specifically, if the Notes are not automatically called and the Final Level of any Reference Asset is less than its Initial Level by more than the Buffer Amount, investors will lose approximately 1.1765% of the Principal Amount of the Notes for each 1% that the Final Level of the Least Performing Reference Asset is less than its Initial Level in excess of the Buffer Amount, and may lose the entire Principal Amount.
You Will Not Receive the Contingent Interest Payment With Respect to a Review Date on the Corresponding Contingent Interest Payment Date If the Closing Level of any Reference Asset on such Review Date Is Less Than its Buffer Level.
You will not necessarily receive Contingent Interest Payments on the Notes, and thus Contingent Interest Payments should not be viewed as periodic interest payments. You will not receive the Contingent Interest Payment with respect to a Review Date on the corresponding Contingent Interest Payment Date if the Closing Level of any Reference Asset on such Review Date is less than its Buffer Level. However, if a Contingent Interest Payment is not made on a Contingent Interest Payment Date (other than the Maturity Date) because the Closing Level of any Reference Asset is less than its Buffer Level on the related Review Date, such Contingent Interest Payment will be made on a later Contingent Interest Payment Date if the Closing Level of each Reference Asset is greater than or equal to its Buffer Level on the relevant Review Date.
If the Closing Level of a Reference Asset is less than its Buffer Level on each Review Date over the term of the Notes, you will not receive any Contingent Interest Payments, and you will not receive a positive return on, your Notes. Generally, this non-payment of any Contingent Interest Payment will coincide with a greater risk of principal loss on your Notes. Accordingly, if we do not pay any Contingent Interest Payment on the Maturity Date, you will incur a loss of principal because the Final Level of the Least Performing Reference Asset will be less than its Buffer Level, and you may lose your entire Principal Amount.

TD SECURITIES (USA) LLC	P-3

The Potential Positive Return on the Notes Is Limited to the Contingent Interest Payments Paid on the Notes, If Any, Regardless of Any Increase in the Level of Any Reference Asset.
The potential positive return on the Notes is limited to any Contingent Interest Payments paid, meaning any positive return on the Notes will be composed solely of the sum of any Contingent Interest Payments paid over the term of the Notes. Therefore, if the increase of any Reference Asset exceeds the sum of any Contingent Interest Payments actually paid on the Notes, the return on the Notes will be less than the return on a hypothetical direct investment in such Reference Asset or the stocks comprising the Reference Assets (the “Reference Asset Constituents”) or in a security directly linked to the positive performance of such Reference Asset or the Reference Asset Constituents.
The Contingent Interest Payment Will Reflect, In Part, the Volatility of each Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
Generally, the higher the Reference Assets’ volatility, the more likely it is that the Closing Level or Final Level, as applicable, of each Reference Asset could be less than its Initial Level or its Buffer Level on a Review Date or the Final Review Date, as applicable. Volatility means the magnitude and frequency of changes in the levels of the Reference Assets. This greater risk will generally be reflected in a higher Contingent Interest Payment for the Notes than the amount payable on our conventional debt securities of a comparable term. However, while the Contingent Interest Payment is set on the Pricing Date, the Reference Assets’ volatility can change significantly over the term of the Notes, and may increase. The Closing Level or Final Level, as applicable, of any Reference Asset could fall sharply on the Review Dates, including the Final Review Date, resulting in few or no Contingent Interest Payments and in a significant or entire loss of principal.
Your Return May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. The Notes do not provide for fixed interest payments and you may not receive any Contingent Interest Payments over the term of the Notes. Even if you do receive one or more Contingent Interest Payments and your return on the Notes is positive, your return may be less than the return you would earn if you bought a conventional, interest -bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
The Notes May Be Automatically Called Prior to the Maturity Date And Are Subject to Reinvestment Risk.
If your Notes are automatically called, no further payments will be owed to you under the Notes after the applicable Call Payment Date. Therefore, because the Notes could be called as early as the first potential Call Payment Date, the holding period could be limited. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
The Amounts Payable on the Notes, Including the Payment at Maturity, Are Not Linked to the Level of the Least Performing Reference Asset at Any Time Other Than on the Applicable Review Dates, Including the Final Review Date.
Any payments on the Notes, including the Payment at Maturity, will be based on the Closing Level of the Least Performing Reference Asset only on the Review Dates (including the Final Review Date). Even if the level of the Least Performing Reference Asset increases at any other time but then declines to a Closing Level that is less than its Buffer Level on a Review Date, you will not receive any Contingent Interest Payment with respect to such Review Date on the corresponding Contingent Interest Payment Date.
In addition, any Payment at Maturity will be calculated by reference to the Final Level of the Least Performing Reference Asset, which will be equal to the Closing Level of such Reference Asset on the Final Review Date. In calculating the Final Level of the Least Performing Reference Asset, positive performance of such Reference Asset before or after the Final Review Date that would lead to a positive return on the Notes will not be taken into account. Therefore, if the Closing Level of the Least Performing Reference Asset is less than its Buffer Level on the Final Review Date, the return on the Notes will be negative, regardless of its Closing Level on any other day.
Risks Relating to Characteristics of the Reference Assets
Because the Notes are Linked to the Least Performing Reference Asset, You Are Exposed to a Greater Risk of Not Receiving Any Contingent Interest Payments and Losing Some or All of Your Initial Investment at Maturity than if the Notes Were Linked to a Single Reference Asset.
The risk that you will not receive any Contingent Interest Payments and lose some or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one Reference Asset. With more Reference Assets, it is more likely that the Closing Level of any Reference Asset will be less than its Buffer Level on any Review Date prior to the final Review Date and that the Final Level of any Reference Asset will be less than its Buffer Level than if the Notes were linked to a single Reference Asset.

TD SECURITIES (USA) LLC	P-4

In addition, the lower the correlation is between the performance of a pair of Reference Assets, the more likely it is that one of the Reference Assets will decline in level to a Closing Level that is less than its Buffer Level on any Review Date and a Final Level that is less than its Buffer Level as of the Final Review Date. Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the Contingent Interest Payment and Buffer Levels, are determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher Contingent Interest Payment and lower Buffer Levels are generally associated with lower correlation of the Reference Assets. Therefore, if the performance of a pair of Reference Assets is not correlated to each other or is negatively correlated, the risk that you will not receive any Contingent Interest Payments and that the Final Level of any Reference Asset will be less than its Buffer Level is even greater despite lower Buffer Levels. Therefore, it is more likely that you will not receive any Contingent Interest Payments and that you will lose some or all of your initial investment at maturity.
Investors Are Exposed to the Market Risk of Each Reference Asset on Each Review Date (Including the Final Review Date).
Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each Reference Asset on each Review Date (including the Final Review Date). Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a more favorable performance by any other Reference Asset. For instance, you will be exposed to a loss on a leveraged basis if the Final Level of any Reference Asset is less than its Buffer Level on its Final Review Date, even if the Percentage Change of another Reference Asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each Reference Asset.
There Are Market Risks Associated with each Reference Asset.
The level of each Reference Asset can rise or fall sharply due to factors specific to such Reference Asset, the Reference Asset Constituents and their issuers (the “Reference Asset Constituent Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Reference Assets, the Reference Asset Constituents and the Reference Asset Constituent Issuers. For additional information, see “Information Regarding the Reference Assets” in this pricing supplement.
We Have No Affiliation with Any Index Sponsor and Will Not Be Responsible for Any Actions Taken by Any Index Sponsor.
No index sponsor as specified under “Information Regarding the Reference Assets” (each, an “Index Sponsor”) is an affiliate of ours and no such entity will be involved in any offerings of the Notes in any way. Consequently, we have no control of any actions of any Index Sponsor, including any actions of the type that could adversely affect the level of a Reference Asset or any amounts payable on the Notes. No Index Sponsor has any obligation of any sort with respect to the Notes. Thus, no Index Sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the Notes. None of the proceeds from the issuance of the Notes will be delivered to any Index Sponsor, except to the extent that we are required to pay an Index Sponsor licensing fees with respect to a Reference Asset.
Changes that Affect the Reference Assets May Adversely Affect the Market Value of, and Return on, the Notes.
The policies of an Index Sponsor concerning the calculation of a Reference Asset, additions, deletions or substitutions of its Reference Asset Constituents and the manner in which changes affecting those Reference Asset Constituents, such as stock dividends, reorganizations or mergers, may be reflected in such Reference Asset and could adversely affect the market value of, and return on, the Notes. The market value of, and return on, the Notes could also be affected if an Index Sponsor changes these policies, for example, by changing the manner in which it calculates a Reference Asset, or if an Index Sponsor discontinues or suspends calculation or publication of a Reference Asset. If events such as these occur, the Calculation Agent may select a successor index or take other actions as discussed in the product supplement and, notwithstanding these adjustments, the market value of, and return on, the Notes may be adversely affected.

The MSCI® Emerging Markets IndexSM and S&P 500® Index Reflects Price Return, not Total Return.
The return on the Notes is based on the performance of the MSCI® Emerging Markets IndexSM and S&P 500® Index, which reflect the changes in the market prices of their respective Reference Asset Constituents. The MSCI® Emerging Markets IndexSM and S&P 500® Index is not a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on its Reference Asset Constituents. The return on the Notes will not include such a total return feature or dividend component.

TD SECURITIES (USA) LLC	P-5

The Notes are Subject to Non-U.S. Currency Exchange Rate Risk.
The MSCI® Emerging Markets IndexSM is comprised of stocks that are traded and quoted in non-U.S. currencies on non-U.S. markets. The prices of the Reference Asset Constituents are converted into U.S. dollars by the index sponsor for purposes of calculating the level of such index. As a result, holders of the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the Reference Asset Constituents are denominated. The values of the currencies of the Reference Asset Constituents may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. The level of such index will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. Reference Asset Constituent. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of such Reference Asset Constituent, and therefore the level of the MSCI® Emerging Markets IndexSM, will be adversely affected and the value of, and return on, the Notes may decrease.
The Notes are Subject to Risks Associated with Non-U.S. Securities Markets.
The value of the Notes is linked to the MSCI® Emerging Markets IndexSM and its Reference Asset Constituents, which are traded in one or more non-U.S. securities markets. Investments linked to the value of non-U.S. equity securities involve particular risks. Any non-U.S. securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other non-U.S. securities markets. Both government intervention in a non-U.S. securities market, either directly or indirectly, and cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are likely subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. The prices of securities in a non-U.S. country are subject to political, economic, financial and social factors that are unique to such non-U.S. country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable non-U.S. government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. Any one of these factors, or the combination of more than one of these or other factors, could negatively affect such non-U.S. securities market and the prices of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a non-U.S. securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other non-U.S. securities markets. Non-U.S. economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a negative effect on non-U.S. securities prices.
The Notes may also be subject to regulatory risks, including sanctions, because the MSCI® Emerging Markets IndexSM is comprised, at least in part, of stocks that are traded in one or more non-U.S. securities markets. For instance, pursuant to U.S. executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. Actions taken by its Index Sponsor in response to any such developments could adversely affect the performance of the MSCI® Emerging Markets IndexSM and, as a result, the market value of, and return on the Notes. Additionally, following certain events, if the Calculation Agent determines that a change in law has occurred or would have occurred but for a decision by its Index Sponsor to modify or reconstitute its index, then the Calculation Agent may select a successor index, reference a replacement basket or use an alternative method of calculation, or, if it determines that no successor index, replacement basket or alternative method of calculation is available, it may deem the Reference Asset’s Closing Level on a Trading Day reasonably proximate to the date of such event to be its Closing Level on each applicable date. For additional information, see the section “General Terms of the Notes — Unavailability of the Level of, or Change in Law Event Affecting, the Reference Asset; Modification to Method of Calculation” in the corresponding product supplement.
An Investment in the Notes Is Subject to Emerging Markets Risk.
The Notes are subject to risks associated with emerging market companies and emerging securities markets because the MSCI® Emerging Markets IndexSM is comprised of the stocks of emerging market companies that are traded on various emerging market exchanges. Generally, emerging market securities markets may be more volatile than U.S. or other, developed non-U.S. securities markets, and market developments may affect emerging markets differently from U.S. and other, developed non-U.S. securities markets. Direct or indirect government intervention to stabilize these emerging markets, as well as cross shareholdings in emerging market companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about emerging market companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and emerging market companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in emerging market countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the emerging securities markets, include the possibility of recent or future changes in the emerging market government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to emerging market companies or investments in emerging market equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular emerging market economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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Risks Relating to Estimated Value and Liquidity
The Estimated Value of Your Notes Is Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes is less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
The estimated value of your Notes is based on our internal pricing models when the terms of the Notes were set, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
If the Level of any Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of any of the Reference Assets. Changes in the level of any Reference Asset may not result in a comparable change in the market value of your Notes. Even if the Closing Level of each Reference Asset remains greater than or equal to its Buffer Level or increases to greater than its Initial Level during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
The Underwriting Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.

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There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. The Agent or another of our affiliates may make a market for the Notes; however, they are not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before an automatic call or the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the level of the then-current Least Performing Reference Asset at such time, and as a result, you may suffer substantial losses.
Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amounts payable on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting a Reference Asset has occurred, and make certain adjustments if certain events occur, which may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect the amounts payable on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplement.
Any Review Date (including the Final Review Date) and the Related Payment Dates are Subject to Market Disruption Events and Postponement.
Each Review Date (including the Final Review Date) and the related payment dates (including the Maturity Date) are subject to postponement as described in the product supplement due to the occurrence of one or more Market Disruption Events, which, among other events, may occur if the Calculation Agent determines that an event materially interferes with our ability or any of our affiliates to maintain or unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect or to effect trading in a Reference Asset generally. For a description of what constitutes a Market Disruption Event as well as the consequences of that Market Disruption Event, see “General Terms of the Notes—Market Disruption Events” in the product supplement. A market disruption event for a particular Reference Asset will not constitute a market disruption event for any other Reference Asset.
Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of, and Any Amounts Payable on, the Notes.
We, the Agent and/or one or more of our other affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the levels of one or more Reference Assets or one or more Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we and/or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of, and any amounts payable on, the Notes declines. We and/or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of a Reference Asset or one or more Reference Asset Constituents.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and/or our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and/or their customers’ accounts and in accounts under our and/or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and/or another of our affiliates may, at present or in the future, engage in business with one or more Reference Asset Constituent Issuers, such as making loans or providing investment banking and merger and acquisition advisory services. These business activities may present a conflict between our and/or one or more of our affiliates’ (including the Agent’s) obligations and your interests as a holder of the Notes. Moreover, we, the Agent and/or another of our affiliates may have published, and in the future expect to publish, research reports with respect to one or more Reference Assets or one or more Reference Asset Constituent Issuers. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or

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holding the Notes. Any of these activities by us, the Agent and/or another of our affiliates may affect the levels of such Reference Assets and, therefore, the market value of, and any payments on, the Notes.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Least Performing Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
Significant aspects of the U.S. tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation and should read carefully the sections entitled “Material U.S. Federal Income Tax Consequences” herein and in the product supplement. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
The U.S. federal income tax treatment of the Contingent Interest Payments is unclear with respect to non-U.S. holders. Accordingly, we will treat any Contingent Interest Payments on the Notes as subject to a 30% U.S. withholding tax. To the extent we have withholding responsibilities with respect to a Note, we intend to withhold such tax on any Contingent Interest Payment and we anticipate that other withholding agents would do the same. You are urged to consult your tax advisors regarding the application of the withholding tax to your Notes and the availability of any reduction in tax pursuant to an income tax treaty. No assurance can be given that you will be able to successfully claim a reduction in tax pursuant to an applicable income tax treaty. We will not pay any additional amounts in respect of any such withholding.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion herein under “Canadian Taxation” and the further discussion herein under “Additional Terms”. If you are not a Non-resident Holder (as that term is defined under “Canadian Taxation” herein) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

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Autocallable Contingent Interest Buffer Notes with Memory Interest Linked to the Least Performing of the MSCI® Emerging Markets IndexSM and the S&P 500® Index Due May 21, 2027

Additional Terms
The information in this “Additional Terms” section supplements, and to the extent inconsistent supersedes, the information set forth in the product supplement, the underlier supplement and the prospectus.
Issue:	Senior Debt Securities, Series H
Type of Note:	Autocallable Contingent Interest Buffer Notes with Memory Interest
Agent:	TDS
Currency:	U.S. Dollars
Monitoring Period:	With respect to each Reference Asset, for purposes of the determination of the Final Level, the Calculation Agent will observe the Closing Level of such Reference Asset on the Final Review Date.
Change in Law Event:	Applicable, as described in the product supplement.
Canadian Tax Treatment:
Please see the discussion herein under “Canadian Taxation”, which applies to the Notes. We will not pay any additional amounts as a result of any withholding required by reason of the rules governing hybrid mismatch arrangements contained in sections 12.7 and 18.4 of the Canadian Tax Act (as defined under “Canadian Taxation” herein ), as such rules may be amended from time to time.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as described in the prospectus) under the Canada Deposit Insurance Corporation Act.

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Hypothetical Returns
The examples set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The hypothetical Initial Level, Closing Levels, Final Level and Percentage Changes of the Reference Assets used to illustrate the calculation of whether a Contingent Interest Payment is payable on a Contingent Interest Payment Date and the Payment at Maturity are not estimates or forecasts of the actual Initial Level, the Closing Level, the Final Level or the level of any Reference Asset on any Trading Day prior to the Maturity Date. All examples assume, for each Reference Asset, an Initial Level of 100.00, a Buffer Level of 85.00 (85.00% of its Initial Level), a Buffer Amount of 15.00%, a Downside Leverage Factor of approximately 1.1765, a Contingent Interest Payment of $29.25 per Note, that the Notes may be subject to an automatic call on any Review Date other than the Final Review Date, that a holder purchased Notes with a Principal Amount of $1,000 and that no Market Disruption Event occurs on any Review Date, including the Final Review Date. The actual terms of the Notes are indicated on the cover page hereof.
Example 1 —	The Notes Are Automatically Called on the First Potential Call Payment Date.
Review Date	Closing Levels	Payment (per Note)
First	Reference Asset A: 120.00 (greater than or equal to its Initial Level and Buffer Level)
	Reference Asset B: 115.00 (greater than or equal to its Initial Level and Buffer Level)	$1,000 (Principal Amount) + $29.25 (Contingent Interest Payment) $1,029.25 (Total Payment upon Automatic Call)

	Total Payment:	$1,029.25 (2.925% total return)
Because the Closing Level of each Reference Asset on the first Review Date is greater than or equal to its Initial Level (and therefore also greater than its Buffer Level), the Notes will be automatically called and, on the Call Payment Date, we will pay you a cash payment equal to $1,029.25 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment, for a return of 2.925% per Note. No further amounts will be owed under the Notes.

Example 2 —	The Notes Are Automatically Called on the Third Potential Call Payment Date.
Review Date	Closing Levels	Payment (per Note)
First	Reference Asset A: 90.00 (less than its Initial Level; greater than or equal to its Buffer Level) Reference Asset B: 115.00 (greater than or equal to its Initial Level and Buffer Level)	$29.25 (Contingent Interest Payment)

Second	Reference Asset A: 55.00 (less than its Initial Level and Buffer Level) Reference Asset B: 120.00 (greater than or equal to its Initial Level and Buffer Level)	$0.00

Third	Reference Asset A: 130.00 (greater than or equal to its Initial Level and Buffer Level) Reference Asset B: 140.00 (greater than or equal to its Initial Level and Buffer Level)
$1,000.00  (Principal Amount)
+   $58.50   (Contingent Interest Payment and
previously unpaid Contingent Interest
Payment(s) in respect of the prior
Review Date(s))
$1,058.50 (Total Payment upon Automatic Call)

	Total Payment:	$1,087.75 (8.775% total return)
Because the Closing Level of at least one Reference Asset on the first Review Date is less than its Initial Level and the Closing Level of each Reference is greater than or equal to its Buffer Level, we will pay you the Contingent Interest Payment with respect to such Review Date on the corresponding Contingent Interest Payment Date. Because the Closing Level of at least one Reference Asset on the second Review Date is less than its Buffer Level, we will not pay a Contingent Interest Payment with respect to such Review Date on the corresponding Contingent Interest Payment Date. Because the Closing Level of each Reference Asset is greater than or equal to its Initial Level (and therefore also greater than its Buffer Level) on the third Review Date, the Notes will be automatically called and, on the Call Payment Date, we will pay you a cash payment equal to $1,058.50 per Note, reflecting the Principal Amount plus the Contingent Interest Payment with respect to such Review Date and the previously unpaid Contingent Interest Payment(s) with respect to the prior Review Date(s). When added to the Contingent Interest Payment of $29.25 paid in respect of the first Contingent Interest Payment Date, TD will have paid you a total of $1,087.75 per Note, for a return of 8.775% per Note.

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Example 3 —
The Closing Level of at least one Reference Asset is less than its Buffer Level on each Review Date Prior to the Final Review Date, the Notes Are Not Automatically Called and the Final Level of each Reference Asset is Greater Than its Buffer Level.

Review Date	Closing Levels	Payment (per Note)
First through Third	Reference Asset A: Various (all less than its Initial Level and Buffer Level) Reference Asset B: Various (all less than its Initial Level; greater than or equal to its Buffer Level)	$0.00

Final Review Date	Reference Asset A: 95.00 (greater than or equal to its Buffer Level) Reference Asset B: 110.00 (greater than or equal to its Buffer Level)	$1,000 (Principal Amount) + $117.00 (Contingent Interest Payment and previously unpaid Contingent Interest Payment(s) in respect of the prior Review Date(s)) $1,117.00 (Total Payment on Maturity Date)
	Total Payment:	$1,117.00 (11.70% total return)
Because the Closing Level of at least one Reference Asset on each Review Date prior to the Final Review Date is less than its Initial Level and Buffer Level, we will not pay the Contingent Interest Payment on any of the corresponding Contingent Interest Payment Dates and the Notes will not be automatically called. Because the Final Level of each Reference Asset is greater than or equal to its Buffer Level on the Final Review Date, on the Maturity Date we will pay you a cash payment equal to $1,117.00 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment with respect to the Final Review Date and the previously unpaid Contingent Interest Payment(s) with respect to the prior Review Date(s). In this scenario, TD will have paid you a total of $1,117.00 per Note, for a return of 11.70% per Note.

Example 4 —
The Closing Level of at least one Reference Asset is less than its Buffer Level on each Review Date Prior to the Final Review Date, the Notes Are Not Automatically Called and the Final Level of the Least Performing Reference Asset is Less Than its Buffer Level.

Review Date	Closing Levels	Payment (per Note)
First through Third	Reference Asset A: Various (all less than its Initial Level and Buffer Level) Reference Asset B: Various (all greater than or equal to its Initial Level)	$0.00

Final Review Date	Reference Asset A: 40.00 (less than its Buffer Level) Reference Asset B: 115.00 (greater than or equal to its Buffer Level)	= $1,000 + [$1,000 × (Least Performing Percentage Change + Buffer Amount) × Downside Leverage Factor] = $1,000 + [$1,000 × (-60.00% + 15.00%) × (1 / 85.00%)] = $470.59 (Total Payment on Maturity Date)

	Total Payment:	$470.59 (52.941% loss)
Because the Closing Level of at least one Reference Asset on each Review Date prior to the Final Review Date is less than its Initial Level and Buffer Level, we will not pay the Contingent Interest Payment on any of the corresponding Contingent Interest Payment Dates and the Notes will not be automatically called. Because the Final Level of the Least Performing Reference Asset is less than its Buffer Level on the Final Review Date, on the Maturity Date we will pay you a cash payment equal to the Principal Amount plus the product of (i) the Principal Amount multiplied by (ii) the sum of the Least Performing Percentage Change plus the Buffer Amount multiplied by (iii) the Downside Leverage Factor, for a total of $470.59 per Note, a loss of 52.941% per Note.

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The following table illustrates the hypothetical payments per Note that may be realized at maturity for a range of hypothetical Final Levels of the Least Performing Reference Asset, based on the hypothetical terms set forth above. The table assumes that the Notes have not been automatically called and does not reflect any Contingent Interest Payment that may be payable prior to the Maturity Date or any previously unpaid Contingent Interest Payments otherwise due on the Maturity Date pursuant to the Memory Interest Feature. The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Notes. The numbers appearing in the following table may have been rounded for ease of analysis.
Hypothetical Final Level of Least Performing Reference Asset	Hypothetical Least Performing Percentage Change as of Final Review Date	Payment at Maturity(1)	Return on the Notes(1)(2)
140.00	40.00%	$1,029.25	2.925%
130.00	30.00%	$1,029.25	2.925%
120.00	20.00%	$1,029.25	2.925%
110.00	10.00%	$1,029.25	2.925%
100.00	0.00%	$1,029.25	2.925%
90.00	-10.00%	$1,029.25	2.925%
85.00	-15.00%	$1,029.25	2.925%
80.00	-20.00%	$941.18	-5.882%
70.00	-30.00%	$823.53	-17.647%
60.00	-40.00%	$705.88	-29.412%
50.00	-50.00%	$588.24	-41.176%
40.00	-60.00%	$470.59	-52.941%
30.00	-70.00%	$352.94	-64.706%
20.00	-80.00%	$235.29	-76.471%
10.00	-90.00%	$117.65	-88.235%
0.00	-100.00%	$0.00	-100.000%
(1)	Does not include any previously unpaid Contingent Interest Payments otherwise due pursuant to the Memory Interest Feature.
(2)
This column reflects the return received only in respect of the Payment at Maturity. In addition to this payment, if the Closing Level of each Reference Asset was greater than or equal to its Buffer Level (but below its Initial Level) on one or more of the preceding Review Dates, investors would have previously received the applicable Contingent Interest Payment(s) on the corresponding Contingent Interest Payment Date(s).

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Information Regarding the Reference Assets
All disclosures contained in this document regarding the Reference Assets, including, without limitation, their make-up, methods of calculation, and changes in any Reference Asset Constituents, have been derived from publicly available sources. We have not undertaken an independent review or due diligence of any publicly available information with respect to any Reference Asset. The information reflects the policies of, and is subject to change by, the Index Sponsors. Each Index Sponsor owns the copyright and all other rights to the relevant Reference Asset, has no obligation to continue to publish, and may discontinue publication of, the relevant Reference Asset. None of the websites referenced in the Reference Asset descriptions below, or any materials included in those websites, are incorporated by reference into this document or any document incorporated herein by reference.
The graphs below set forth the information relating to the historical performance of each Reference Asset. The graphs below show the daily historical Closing Values of each Reference Asset for the periods specified. We obtained the information regarding the historical performance of each Reference Asset in the graphs below from Bloomberg Professional® service (“Bloomberg”).
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of each Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Level or Final Level of any Reference Asset on any Review Date. We cannot give you any assurance that the performance of the Reference Assets will result in a positive return on your initial investment.

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MSCI® Emerging Markets IndexSM
We have derived all information regarding the MSCI® Emerging Markets IndexSM (“MXEF”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by MSCI Inc. (its “Index Sponsor” or “MSCI”). MXEF is published by MSCI, but MSCI has no obligation to continue to publish MXEF, and may discontinue publication of MXEF at any time. MXEF is determined, comprised and calculated by MSCI without regard to this instrument.
As discussed more fully in the underlier supplement under the heading “Indices — The MSCI Indices” and “ — MSCI® Emerging Markets IndexSM”, MXEF is a stock index calculated, published and disseminated daily by MSCI, through numerous data vendors, on the MSCI website and in real time on Bloomberg and Reuters Limited. MXEF is a free float adjusted market capitalization index designed to measure equity market performance in the global emerging markets and is one of the MSCI Global Investable Market Indices.
MXEF is considered a “standard” index, which means it consists of all eligible large-capitalization and mid-capitalization stocks, as determined by MSCI, in the relevant market. MXEF has a base date of December 31, 1987. Select information regarding top constituents and industry and/or sector weightings may be made available by the Index Sponsor on its website.

Historical Information
The graph below illustrates the performance of the Reference Asset from May 5, 2016 through May 5, 2026. The dotted line represents its Buffer Level of 1,401.106, which is equal to 85.00% of its Initial Price.
MSCI® Emerging Markets IndexSM (MXEF)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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S&P 500® Index
We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “Index Sponsor” or “S&P Dow Jones”).
SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to this instrument.
As discussed more fully in the underlier supplement under the heading “Indices — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Select information regarding top constituents and industry and/or sector weightings may be made available by the Index Sponsor on its website.

Historical Information
The graph below illustrates the performance of the Reference Asset from May 5, 2016 through May 5, 2026. The dotted line represents its Buffer Level of 6,170.337, which is equal to 85.00% of its Initial Price.
S&P 500® Index (SPX)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS. Except as discussed under the heading “Non-U.S. Holders”, this discussion is applicable only to a U.S. holder that acquires Notes upon initial issuance and holds its Notes as a capital asset for U.S. federal income tax purposes.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Reference Assets. Pursuant to this treatment, any Contingent Interest Payments paid on the Notes (including any Contingent Interest Payments paid on or with respect to a Call Payment Date or on the Maturity Date) would be treated as ordinary income includable in income by you in accordance with your regular method of accounting for U.S. federal income tax purposes. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. If your Notes are so treated, upon the taxable disposition (including cash settlement) of a Note, you generally should recognize gain or loss in an amount equal to the difference between the amount realized on such taxable disposition (adjusted for accrued and unpaid Contingent Interest Payments treated as ordinary income) and your tax basis in the Note. Your tax basis in a Note generally should equal your cost for the Note. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a Call Payment Date, but that could be attributed to an expected Contingent Interest Payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver, & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” in the product supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” of the product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Section 1297. We will not attempt to ascertain whether any Reference Asset Constituent Issuer would be treated as a passive foreign investment company (“PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of a Note. U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult their tax advisors regarding the possible consequences to them if any such entity is or becomes a PFIC.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue current income, possibly in excess of any Contingent Interest Payment received by such holders and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.

TD SECURITIES (USA) LLC	P-17

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Non-U.S. Holders. The U.S. federal income tax treatment of the Contingent Interest Payments is unclear. Accordingly, we will treat any Contingent Interest Payments on the Notes as subject to a 30% U.S. withholding tax. To the extent we have withholding responsibilities with respect to a Note, we intend to withhold such tax on any Contingent Interest Payment and we anticipate that other withholding agents would do the same. You are urged to consult your tax advisors regarding the application of the withholding tax to your Notes and the availability of any reduction in tax pursuant to an income tax treaty. No assurance can be given that you will be able to successfully claim a reduction in tax pursuant to an applicable income tax treaty. We will not pay any additional amounts in respect of any such withholding.
If you are a non‑U.S. holder, you should provide us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W‑8. Subject to Section 897 of the Code and Section 871(m) of the Code, and FATCA, each as discussed below, gain realized from the taxable disposition of the Notes (other than amounts or proceeds attributable to a Contingent Interest Payment or any accrued but unpaid Contingent Interest Payment) generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non‑U.S. holder in the U.S., (ii) the non‑U.S. holder is a non‑resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non‑U.S. holder has certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any Reference Asset Constituent Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of a Note to U.S. federal income tax on a net basis and the gross proceeds from such a taxable disposition could be subject to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.
Based on the nature of the Reference Assets and our determination that the Notes are not “delta-one” with respect to any Reference Asset or any Reference Asset Constituent, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms of the Notes are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting a Reference Asset, any Reference Asset Constituent or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of a Reference Asset, any Reference Asset Constituent or the Notes. If you enter, or have entered, into other transactions in respect of a Reference Asset, any Reference Asset Constituent or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

TD SECURITIES (USA) LLC	P-18

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits and income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
You are urged to consult your tax advisor concerning the application of U.S. federal income tax laws to an investment in the Notes, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD and those of the Reference Asset Constituent Issuers).

TD SECURITIES (USA) LLC	P-19

Canadian Taxation
The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations promulgated thereunder (collectively, the “Canadian Tax Act”) generally applicable to a holder who is an individual and who acquires beneficial ownership of a Note upon the initial issuance of the Note by TD pursuant to this offering document or common shares of TD or any of its affiliates on a conversion of a Note on a bail-in conversion (if applicable), and who, for purposes of the Canadian Tax Act and any applicable income tax treaty, at all relevant times, is not resident and is not deemed to be resident in Canada, and who, for purposes of the Canadian Tax Act, at all relevant times, (i) deals at arm’s length with, and is not affiliated with, TD, any affiliate of TD, and any Canadian resident (or deemed Canadian resident) to whom the holder assigns or otherwise transfers the Note, (ii) is entitled to receive all payments (including any interest, principal and dividends, if applicable) made on the Note as beneficial owner, (iii) is not, and deals at arm’s length with each person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Canadian Tax Act) of TD and each affiliate of TD, (iv) is not an entity in respect of which TD or any affiliate of TD is a “specified entity” (as defined in subsection 18.4(1) of the Canadian Tax Act); (v) holds the Note or common shares of TD or any of its affiliates as capital property, (vi) does not use or hold and is not deemed to use or hold the Note or common shares of TD or any of its affiliates in or in the course of carrying on a business in Canada or as part of an adventure or concern in the nature of trade and (vii) is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”).
This summary assumes that no amount paid or payable to a Non-resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Canadian Tax Act. This summary further assumes that no Note or property acquired on settlement of a Note will be “taxable Canadian property” to a Non-resident Holder for purposes of the Canadian Tax Act at the time of its disposition or deemed disposition.
This summary is based upon the current provisions of the Canadian Tax Act in force as of the date hereof. On January 29, 2026, the Department of Finance (Canada) released for consultation proposed amendments to the Canadian Tax Act (the “January 29 Tax Proposals”) that would amend certain provisions of the Canadian Tax Act with respect to “hybrid mismatch arrangements” and introduce other consequential amendments. This overview does not take into account the January 29 Tax Proposals, but otherwise takes into account all other specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and the current administrative policies of the Canada Revenue Agency (“CRA”) published in writing by the CRA prior to the date hereof. This summary is not exhaustive of all possible Canadian federal income tax considerations relevant to an investment in Notes and, except for the Tax Proposals, does not take into account or anticipate any changes in law or CRA administrative policies, whether by way of legislative, governmental or judicial decision or action, nor does it take into account or consider any other federal tax considerations or any provincial, territorial or foreign tax considerations, which may differ materially from those discussed herein. While this summary assumes that the Tax Proposals will be enacted in the form proposed, no assurance can be given that this will be the case, and no assurance can be given that judicial, legislative or administrative changes will not modify or change the statements below.
The following is only a general summary of certain Canadian federal non-resident withholding and other tax provisions which may affect a Non-resident Holder of the Notes described in this offering document. This summary is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-resident Holder and no representation with respect to the income tax consequences to any particular Non-resident Holder is made. Persons considering investing in Notes should consult their own tax advisors with respect to the tax consequences of acquiring, holding and disposing of Notes and any common shares of TD or any of its affiliates acquired on a bail-in conversion having regard to their own particular circumstances.
For the purposes of the Canadian Tax Act, all amounts not otherwise expressed in Canadian dollars must be converted into Canadian dollars based on the single day exchange rate as quoted by the Bank of Canada for the applicable day or such other rate of exchange that is acceptable to the Minister of National Revenue (Canada).
Notes
Interest (including amounts on account or in lieu of payment of, or in satisfaction of, interest) paid or credited, or deemed to be paid or credited, on a Note to a Non-resident Holder will not be subject to Canadian non-resident withholding tax unless all or any part of such interest is “participating debt interest”. “Participating debt interest” is defined in the Canadian Tax Act generally as interest (other than on a “prescribed obligation” described below) all or any portion of which is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. A “prescribed obligation” for this purpose is an “indexed debt obligation”, as defined in the Canadian Tax Act, in respect of which no amount payable is: (a) contingent or dependent upon the use of, or production from, property in Canada, or (b) computed by reference to: (i) revenue, profit, cash flow, commodity price or any other similar criterion, other than a change in the purchasing power of money, or (ii) dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. An “indexed debt obligation” is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding that is determined by reference to a change in the purchasing power of money.
In the event that a Note is redeemed, cancelled, purchased or repurchased by TD or any other person resident or deemed to be resident in Canada from a Non-resident Holder or is otherwise assigned or transferred by a Non-resident Holder to TD or another person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof, the excess may, in certain

TD SECURITIES (USA) LLC	P-20

circumstances be deemed to be interest and may, together with any interest that has accrued or is deemed to have accrued on the Note to that time, be subject to Canadian non-resident withholding tax if all or any part of such interest or deemed interest is participating debt interest; unless, in certain circumstances, the Note is not an indexed debt obligation (described above) and was issued for an amount not less than 97% of its principal amount (as defined in the Canadian Tax Act), and the yield from the Note, expressed in terms of an annual rate (determined in accordance with the Canadian Tax Act) on the amount for which the Note was issued, does not exceed 4/3 of the interest stipulated to be payable on the Note, expressed in terms of an annual rate on the outstanding principal amount from time to time.
If applicable, the normal rate of Canadian non-resident withholding tax is 25% but such rate may be reduced under the terms of an applicable income tax treaty.
Generally, there are no other Canadian taxes on income (including taxable capital gains) payable by a Non-resident Holder under the Canadian Tax Act solely as a consequence of the acquisition, ownership or disposition of Notes by the Non-resident Holder.
Common Shares Acquired on a Bail-in Conversion
Dividends (including amounts on account or in lieu of payment of, or in satisfaction of, dividends) paid or credited or deemed to be paid or credited to a Non-resident Holder on any common shares of TD or common shares of an affiliate of TD that is a Canadian resident corporation will be subject to Canadian non-resident withholding tax of 25% but such rate may be reduced under the terms of an applicable income tax treaty.
A Non-resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of any common shares of TD or common shares of an affiliate of TD unless such shares constitute “taxable Canadian property” to the Non-resident Holder for purposes of the Canadian Tax Act at the time of their disposition, and such Non-resident Holder is not entitled to relief pursuant to the provisions of an applicable income tax treaty. Non-resident Holders should consult their own tax advisors with respect to their particular circumstances.

TD SECURITIES (USA) LLC	P-21

Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less a concession equal to the underwriting discount set forth on the cover page of this pricing supplement. J.P. Morgan Securities LLC , which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes and, from the commission to TDS, will receive a placement fee of $10.00 for each Note they sell in this offering to accounts other than fiduciary accounts. TDS and the placement agents will forgo a commission and placement fee for sales to fiduciary accounts.
TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.
For the avoidance of doubt, the fees and commissions described on the cover of this pricing supplement will not be rebated or subject to amortization if the Notes are automatically called.
Delivery of the Notes will be made against payment therefor on the Issue Date, which is the third DTC settlement day following the Pricing Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one DTC settlement day (“T+1”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one DTC settlement day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three DTC settlement days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliated agent of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement and any document incorporated herein by reference in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement and any document incorporated herein by reference in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or a third party, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or such third party informs such purchaser otherwise in the confirmation of sale.
Prohibition on Sales to EEA Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
Prohibition on Sales to United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

TD SECURITIES (USA) LLC	P-22

Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were determined on the Pricing Date, based on prevailing market conditions, and are set forth in this pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have had an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value for the Notes. The estimated value was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value of the Notes is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” beginning on page P-3 of this pricing supplement.

TD SECURITIES (USA) LLC	P-23

Validity of the Notes
In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP filed as Exhibit 5.3 to the registration statement on Form F-3 filed by TD on December 20, 2024.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated December 20, 2024, which has been filed as Exhibit 5.2 to the registration statement on Form F-3 filed by TD on December 20, 2024.

TD SECURITIES (USA) LLC	P-24